Exhibit 10.2

Bicycle Therapeutics plc

Non-Employee Director Compensation Policy

As amended through June 18, 2025

This Non-Employee Director Compensation Policy (the “Policy”) has been established in order to attract and retain non-employee directors who have the knowledge, skills and experience to serve as a member of the Board of Directors (the “Board”) of Bicycle Therapeutics plc (the “Company”).  Directors who are employees of the Company or any of its subsidiaries will receive no additional compensation for their service as directors.

All equity awards granted in accordance with this Policy shall be granted under the Company’s then-current equity incentive plan (or director equity incentive plan, if any).

A. Equity Awards

Either by unanimous written resolutions or by resolutions adopted at the next scheduled meeting of the Board or the Compensation Committee, as applicable, in each case following a non-employee director’s initial election to the Company’s Board, the Board or the Compensation Committee of the Board shall grant such non-employee director an option to purchase 25,000 of the Company’s ordinary shares and a restricted stock unit award (“RSU”) for 12,500 ordinary shares (collectively, the “Initial Grant”). The options and RSUs comprising the Initial Grant will vest in three equal installments on the first, second and third anniversaries of the date of grant, subject to continued service by the director as of such vesting date.

In addition, in January of each year, the Board or the Compensation Committee of the Board will grant to each non-employee director (other than the Chair) an option to purchase 12,500 ordinary shares and an RSU award for 6,250 ordinary shares, and the Chair will be granted an option to purchase 25,000 ordinary shares and an RSU award for 12,500 ordinary shares (collectively, the “Annual Grant”). If a new non-employee director joins the Board following the date of grant of the Annual Grant in any calendar year, such non-employee director will be granted a pro-rata portion of the next Annual Grant, based on the time between his or her appointment and the date of such Annual Grant.  Annual Grants shall vest in four substantially equal installments on the 15th day of the last month of each fiscal quarter in the year in which the Annual Grant is made, in each case, subject to continued service by the director as of each applicable vesting date.

Notwithstanding anything herein to the contrary, the Compensation Committee may, in its sole discretion, provide for deferred settlement of RSUs awarded to a non-employee director as part of the Initial Grant and/or the Annual Grant.

B.     Cash Fees

Each non-employee director will receive an annual cash fee for service on the Board and for service on each committee of which the director is a member. The chairs of the Board and of each committee will receive higher fees for such service. The amounts of the fees paid to each non-employee director for service on the Board and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Fee	Chair Annual Fee
Board of Directors	$50,000	$85,000
Audit Committee	$15,000	$25,000
Compensation Committee	$10,000	$20,000
Nominating and Corporate Governance Committee	$10,000	$15,000
Scientific Committee	$10,000	$15,000

These fees are payable in arrears in twelve equal monthly installments, subject to deduction of applicable income tax or national insurance which the Company is required by law to deduct and any other statutory deductions, provided that the amount of such payment shall be prorated for any portion of such month during which the director was not serving.

C. Expenses

The reasonable expenses incurred by non-employee directors in connection with attendance at Board or committee meetings or other Company-related activities will be reimbursed upon submission of appropriate documentation.

D.    Administration

This Program shall be administered by the Compensation Committee, which shall have the power to interpret these provisions and approve changes from time to time as it deems appropriate.